Exhibit 99.1

Name and Address of Reporting Person:	Neos Partners, LP
12400 High Bluff Drive, Suite 650
San Diego, CA 92130

Issuer Name and Ticker or Trading Symbol:	Forgent Power Solutions, Inc. [FPS]

Date of Event Requiring Statement
(Month/Day/Year):	February 5, 2026

Footnotes to Form 3

(1) This report is filed by the following Reporting Persons: Neos Partners, LP (“Neos Partners”); Neos Partners GP, LLC; Neos Partners I GP LLC; Neos Partners I LP; Neos Partners I-A LP; Neos Partners I-B LP; Neos Partners I Expansion LP; Neos Partners I Expansion GP LLC; Forgent Parent I LP; Forgent Parent I GP LLC; Forgent Parent II LP; Forgent Parent II GP LLC; Forgent Parent III LP; Forgent Parent III GP LLC; Forgent Parent IV LP; Forgent Parent IV GP LLC (collectively with their affiliates, the “Neos Entities”); Peter Jonna; Trey Bivins; Frank Cannova; Serge Gofer and David Savage. This Form 3 is in three identical parts and is jointly filed with the Reporting Persons in all parts. See Remarks.

(2) The general partner of Forgent Parent I LP is Forgent Parent I GP LLC and its members are Neos Partners I LP, Neos Partners I-A LP and Neos Partners I-B LP. The general partner of Forgent Parent II LP is Forgent Parent II GP LLC and its members are Neos Partners I LP and Neos Partners I-A LP. The general partner of Forgent Parent III LP is Forgent Parent III GP LLC and its members are Neos Partners I LP and Neos Partners I-A LP. The general partner of Forgent Parent IV LP is Forgent Parent IV GP LLC and its sole member is Neos Partners I-B LP. Neos Partners I GP LLC is the general partner of Neos Partners I LP, Neos Partners I-A LP and Neos Partners I-B LP. Neos Partners I Expansion GP LLC is the general partner of Neos Partners I Expansion LP. Neos Partners GP, LLC is the sole manager of Neos Partners I GP LLC and Neos Partners I Expansion GP LLC. Neos Partners GP, LLC’s managing member is Peter Jonna. Neos Partners is the investment manager of Neos Partners I LP, Neos Partners I-A LP, Neos Partners I-B LP and Neos Partners I Expansion LP (the “Neos Funds”). Mr. Jonna, Managing Partner of Neos Partners, Mr. Bivins, Managing Director of Neos Partners, Mr. Cannova, Managing Director of Neos Partners, Mr. Gofer, Vice President of Neos Partners and Mr. Savage, Managing Director, Portfolio Company Operations of Neos Partners, are directors of the Issuer (collectively, the “Neos Directors”). Solely for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Neos Entities may be deemed directors by deputization.

(3) Represents shares of Class A common stock of the Issuer directly held by the following entities: 171,415,933 by Forgent Parent I LP; and 3,431,748 by Forgent Parent IV LP.

(4) Represents restricted stock unit (“RSU”) awards in respect to the Issuer’s Class A common stock that vest on the earlier of (a) the first anniversary of the grant date and (b) the day immediately prior to the Company’s first annual meeting following the grant date, subject to the Neos Directors’ continued service with on the Issuer’s board of directors and the terms of the applicable award agreement, as follows: 12,808 to Peter Jonna; 8,487 to Trey Bivins; 8,487 to Frank Cannova; 8,487 to Serge Gofer; and 8,487 to David Savage.

(5) RSUs granted by the Issuer to Neos Directors are held by each of the Neos Directors for the benefit of the Neos Entities pursuant to the operative agreements of the Neos Entities, in which the Neos Directors may have an indirect pecuniary interest.

(6) Pursuant to the Second Amended & Restated Limited Liability Company Agreement of Forgent Power Solutions LLC, dated as of February 4, 2026, Opco LLC Interests (as defined therein) held by the Reporting Persons are exchangeable for shares of Class A common stock on a one-for-one basis, or, at the Issuer’s election, a cash payment, in each case, subject to certain exceptions, conditions and adjustments. The Opco LLC Interests have no expiration date. At the time of any such exchange, an equal number of shares of Class B common stock of the Issuer held by the Reporting Persons, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, will be cancelled.

(7) Represents Opco LLC Interests of the Issuer directly held by the following entities: 40,503,605 by Forgent Parent II LP and 33,077,603 by Forgent Parent III LP.

(8) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.